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                                                                     Exhibit 4.6






                            NAVIGANT CONSULTING, INC.

                     2001 SUPPLEMENTAL EQUITY INCENTIVE PLAN

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                            NAVIGANT CONSULTING, INC.

                     2001 SUPPLEMENTAL EQUITY INCENTIVE PLAN
                                TABLE OF CONTENTS
                                -----------------


I.  PURPOSE .................................................    1

II. DEFINITIONS .............................................    1

      A.  Affiliate .........................................    1

      B.  Award .............................................    1

      C.  Award Agreement....................................    1

      D.  Board .............................................    1

      E.  Code ..............................................    1

      F.  Committee .........................................    1

      G.  Common Stock ......................................    1

      H.  Company ...........................................    2

      I.  Disability or Disabled ............................    2

      J.  Employee ..........................................    2

      K.  Exchange Act ......................................    2

      L.  Fair Market Value .................................    2

      M.  Key Non-Employee ..................................    2

      N.  Non-Employee Board Member .........................    2

      O.  Nonstatutory Option ...............................    2

      P.  Officer ...........................................    2

      Q.  Option ............................................    2

        R.  Participant ..............................................   2

        S.  Plan .....................................................   3

        T.  Shares ...................................................   3

III.  SHARES SUBJECT TO THE PLAN .....................................   3

IV.   ADMINISTRATION OF THE PLAN .....................................   3

V.    ELIGIBILITY FOR PARTICIPATION ..................................   4

VI.   AWARDS UNDER THIS PLAN .........................................   4

VII.  TERMS AND CONDITIONS OF
      NONSTATUTORY OPTIONS ...........................................   4

        A.  Option Price .............................................   4

        B.  Number of Shares .........................................   5

        C.  Term of Option ...........................................   5

        D.  Date of Exercise .........................................   5

        E.  Medium of Payment ........................................   5

        F.  Termination of Employment ................................   5

        G.  Total and Permanent Disability ...........................   6

        H.  Death ....................................................   6

        I.  Exercise of Option and Issuance of Stock .................   7

        J.  Rights as a Stockholder ..................................   7

        K.  Assignability and Transferability of Option ..............   7

        L.  Purchase for Investment ..................................   7

VIII. TERMINATION OF EMPLOYMENT ......................................

        A.  Retirement under a Company or Affiliate Retirement Plan ..

        B.  Resignation in the Best Interests of the Company or

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
              an Affiliate .................................     7

          C.  Death or Disability of a Participant .........     8

IX.     CANCELLATION AND RESCISSION OF AWARDS ..............     9

X.      WITHHOLDING ........................................    10

XI.     SAVINGS CLAUSE .....................................    10

XII.    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION;
        CORPORATE TRANSACTIONS .............................    11

XIII.   DISSOLUTION OR LIQUIDATION OF THE COMPANY ..........    11

XIV.    TERMINATION OF THE PLAN ............................    12

XV.     AMENDMENT OF THE PLAN ..............................    12

XVI.    EMPLOYMENT RELATIONSHIP ............................    12

XVII.   INDEMNIFICATION OF COMMITTEE .......................    12

XVIII.  UNFUNDED PLAN ......................................    12

XIX.    EFFECTIVE DATE .....................................    13

XX.     GOVERNING LAW ......................................    13

                            NAVIGANT CONSULTING, INC.
                     2001 SUPPLEMENTAL EQUITY INCENTIVE PLAN

                                November 19, 2001

I.   Purpose

     The Navigant Consulting, Inc. 2001 Supplemental Equity Incentive Plan ("Plan") was adopted on November 19, 2001. The Plan is designed to attract and retain selected Employees and Key Non-Employees of the Company and its Affiliates, and reward them for making major contributions to the success of the Company and its Affiliates. These objectives are accomplished by making long-term incentive awards under the Plan that will offer Participants an opportunity to have a greater proprietary interest in, and closer identity with, the Company and its Affiliates and their financial success.

II.  Definitions

     A. Affiliate means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that, for purposes of Section 422 of the Code, is a parent or subsidiary of the Company, direct or indirect.

     B. Award means the grant of a Nonstatutory Option to any Employee or Key Non-Employee pursuant to such terms, conditions, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

     C. Award Agreement means an agreement entered into between the Company and a Participant under which an Award is granted and which sets forth the terms, conditions, and limitations applicable to the Award.

     D.   Board means the Board of Directors of the Company.

     E. Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

     F. Committee means the committee to which the Board delegates the power to act under or pursuant to the provisions of the Plan, or the Board if no committee is selected. If the Board delegates powers to a committee, and if the Company is or becomes subject to Section 16 of the Exchange Act, then, if necessary for compliance therewith, such committee shall consist initially of not less than two (2) members of the Board, each member of which must be a "non-employee director," within the meaning of the applicable rules promulgated pursuant to the Exchange Act. If the Company is or becomes subject to Section 16 of the Exchange Act, no member of the Committee shall receive any Award pursuant to the Plan or any similar plan of the Company or any Affiliate while serving on the Committee, unless the Board determines that the grant of such an Award satisfies the then current Rule 16b-3 requirements under the Exchange Act.

     G.   Common Stock means the common stock of the Company.

     H. Company means Navigant Consulting, Inc. For all purposes hereunder, Company includes any successor or assignee corporation or corporations into which the Company may be merged, changed, or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

     I. Disability or Disabled means a permanent and total disability as defined in Section 22(e)(3) of the Code.

     J. Employee means an employee of the Company or of an Affiliate who is not an Officer or Member of the Board of Directors and who is designated by the Committee as being eligible to be granted one or more Awards under the Plan.

     K. Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

     L. Fair Market Value means, if the Shares are listed on any national securities exchange, the closing sales price, if any, on the largest such exchange on the valuation date, or, if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the Shares are not then listed on any such exchange, the fair market value of such Shares shall be the closing sales price if such is reported, or otherwise the mean between the closing " Bid" and the closing " Ask" prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System (" NASDAQ ") for the valuation date, or if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the Shares are not then either listed on any such exchange or quoted in NASDAQ, or there has been no trade date within such thirty (30) day period, the fair market value shall be the mean between the average of the " Bid" and the average of the " Ask" prices, if any, as reported in the National Daily Quotation System for the valuation date, or, if none, for the most recent trade immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Committee.

     M. Key Non-Employee means a Non-Employee Board Member, consultant, advisor or independent contractor of the Company or of an Affiliate who is designated by the Committee as being eligible to be granted one or more Awards under the Plan.

     N. Non-Employee Board Member means a director of the Company who is not an employee of the Company or any of its Affiliates.

     O. Nonstatutory Option means an Option that, when granted, is not intended to be an "incentive stock option," as defined in Section 422 of the Code.

     P. Officer means an Officer of the Company as defined by Rule 16a-1(f) of the Securities and Exchange Act of 1934.

     Q.   Option means a right or option to purchase Shares.

     R. Participant means an Employee or Key Non-Employee to whom one or more Awards are granted under the Plan.

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     S.   Plan means the Navigant Consulting, Inc. 2001 Supplemental Equity
          Incentive Plan, as amended from time to time.

     T. Shares mean treasury shares of Common Stock, $0.001 par value, of the Company, or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of
          Article XII of the Plan.

III. Shares Subject to the Plan

     The aggregate number of Shares as to which Awards may be granted from time to time shall be no more than 800,000 shares as adjusted for stock splits, stock dividends and other similar events.

     From time to time, the Committee and appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and stock exchanges so as to make Shares available for issuance pursuant to the Plan. Shares subject to Awards that are forfeited, terminated, expire unexercised, canceled by agreement of the Company and the Participant, settled in cash in lieu of Common Stock or in such manner that all or some of the Shares covered by such Awards are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards.

IV.  Administration of the Plan

     The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines. Subject to the provisions of the Plan, the Committee is authorized to:

     A. Interpret the provisions of the Plan and any Award or Award Agreement, and make all rules and determinations that it deems necessary or advisable to the administration of the Plan;

     B. Determine which Employees of the Company or an Affiliate shall be granted Awards;

     C.   Determine the Key Non-Employees to whom Awards shall be granted;

     D.   Determine the number of Shares for which an Option shall be granted;

     E.   Provide for the acceleration of the right to exercise any Award; and

     F. Specify the terms, conditions, and limitations upon which Awards may be granted.

     The Committee may delegate to the chief executive officer and to other senior officers of the Company or its Affiliates its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee may select, and grant Awards to, Participants who are subject to Section 16 of the Exchange Act. All determinations of the Committee shall be made by a majority of its members. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

     The Committee shall have the authority at any time to cancel Awards for reasonable cause and to provide for the conditions and circumstances under which Awards shall be forfeited.

     Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants. No determination shall be subject to de novo review if challenged in court.

V.   Eligibility for Participation

     Awards may be granted under this Plan only to Employees and Key Non-Employees of the Company or its Affiliates. Notwithstanding any of the foregoing provisions, the Committee may authorize the grant of an Award to a person not then in the employ of, or engaged by, the Company or of an Affiliate, conditioned upon such person becoming eligible to be granted an Award at or prior to the execution of the Award Agreement evidencing the actual grant of such Award. Without limiting the generality of the foregoing, at least a majority of the full-time employees in the United States of the Company and its Affiliates who are "exempt employees" as defined in the Fair Labor Standards Act of 1938, are eligible to be granted an Award under this Plan.

VI.  Awards Under this Plan

     An Award in the form of an Option that shall not be intended to comply with the requirements of Section 422 of the Code, may be granted under the Plan. No Awards shall be made under this Plan to any Officers or Members of the Board of Directors.

VII. Terms and Conditions of Nonstatutory Options

     Each Option shall be set forth in an Award Agreement, duly executed on behalf of the Company and by the Participant to whom such Option is granted. Except for the setting of the Option price under Paragraph A, no Option shall be granted and no purported grant of any Option shall be effective until such Award Agreement shall have been duly executed on behalf of the Company and by the Participant. Each such Award Agreement shall be subject to at least the following terms and conditions:

     A.   Option Price

The purchase price of the Shares covered by each Option granted under the Plan shall be determined by the Committee. The Option price per share of the Shares covered by each Nonstatutory Option shall be at such amount as may be determined by the Committee in its sole discretion on the date of the grant of the Option.

     B.   Number of Shares

          Each Option shall state the number of Shares to which it pertains.

          C.   Term of Option

               The Committee shall determine the time at which each Option shall terminate.

     D.   Date of Exercise

          Upon the authorization of the grant of an Option, or at any time thereafter, the Committee may, subject to the provisions of Paragraph C of this Article VII, prescribe the date or dates on which the Option becomes exercisable, and may provide that the Option become exercisable in installments over a period of years, or upon the attainment of stated goals.

     E.   Medium of Payment

          The Option price shall be payable upon the exercise of the Option, as set forth in Paragraph I. It shall be payable in such form as the Committee shall, either by rules promulgated pursuant to the provisions of Article IV of the Plan, or in the particular Award Agreement, provide.

     F.   Termination of Employment;

          1. A Participant who ceases to be an Employee or Key Non-Employee of the Company or of an Affiliate for any reason other than death, Disability, or termination "for cause" as defined in subparagraph
               (2) below, may exercise any Option granted to such Participant, to the extent that the right to purchase Shares thereunder has become exercisable on the date of such termination, but only within three (3) months after such date, or, if earlier, within the originally prescribed term of the Option. A Participant's employment shall not be deemed terminated by reason of a transfer to another employer that is the Company or an Affiliate.

          2. A Participant who ceases to be an Employee or Key Non-Employee of the Company or of an Affiliate "for cause" shall, upon such termination, cease to have any right to exercise any Option. For purposes of this Plan, cause shall mean (i) a Participant's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, a Participant's perpetration or attempted perpetration of fraud, or a Participant's participation in a fraud or attempted fraud, the Company or a Participant's unauthorized appropriation of, or a Participant's attempt to misappropriate, any tangible or intangible assets or property of the Company; (ii) any act or acts of disloyalty, dishonesty, misconduct, moral turpitude, or any other act or acts by a Participant injurious to the interest, property, operations, business or reputation of the Company; (iii) a Participant's commission of a felony or any other crime the commission of which results in injury to the Company; or (iv) any violation of any restriction on the disclosure or use of confidential information of the Company or on competition with the Company or any of its businesses as then conducted. The determination of the Committee as to the existence of cause shall be conclusive and binding upon the Participant and the Company.

          3. A Participant who is absent from work with the Company or an Affiliate because of temporary disability (any disability other than a Disability), or who is on leave of absence for any purpose permitted by any authoritative interpretation (i.e., regulation, ruling, case law, etc.) of Section 422 of the Code, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated his or her employment or relationship with the Company or with an Affiliate, except as the Committee may otherwise expressly provide or determine.

          4. Paragraph F(1) shall control and fix the rights of a Participant who ceases to be an Employee or Key Non-Employee of the Company or of an Affiliate for any reason other than Disability, death, or termination "for cause," and who subsequently becomes Disabled or dies. Nothing in Paragraphs G and H of this Article VII shall be applicable in any such case except that, in the event of such a subsequent Disability or death within the three (3) month period after the termination of employment or, if earlier, within the originally prescribed term of the Option, the Participant or the Participant's estate or personal representative may exercise the Option permitted by this Paragraph F within twelve (12) months after the date of Disability or death of such Participant, but in no event beyond the originally prescribed term of the Option.


     G.   Total and Permanent Disability

          A Participant who ceases to be an Employee or Key Non-Employee of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant (i) to the extent that the right to purchase Shares thereunder has become exercisable on or before the date such Participant becomes Disabled as determined by the Committee, and (ii) if the Option becomes exercisable periodically, to the extent of any additional rights that would have become exercisable had the Participant not become so Disabled until after the close of business on the next periodic vesting date. A Disabled Participant shall exercise such rights, if at all, only within a period of not more than twelve (12) months after the date that the Participant became Disabled as determined by the Committee (notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled) or, if earlier, within the originally prescribed term of the Option.

     H.   Death

          In the event that a Participant to whom an Option has been granted ceases to be an Employee or Key Non-Employee of the Company or of an Affiliate by reason of such Participant's death, such Option, to the extent that the right is exercisable but not exercised on the date of death, may be exercised by the Participant's estate or personal representative within twelve (12) months after the date of death of such Participant or, if earlier, within the originally prescribed term of the Option, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant were alive and had continued to be an Employee or Key Non-Employee of the Company or of an Affiliate.

     I.   Exercise of Option and Issuance of Stock

          Options must be exercised by giving written notice to the Company. The written notice must: (i) be signed by the person exercising the Option and (ii) state the number of Shares with respect to which the Option is being exercised. The exercise will take place at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option. On the exercise date (which date may be extended by the Company in order to comply with any law or regulation that requires the Company to take any action with respect to the Option Shares before they are issued), the Company will accept payment for the Option Shares in cash, by bank or certified check, by wire transfer, or by such other means as the Committee may have approved and will either deliver to the person or persons exercising the Option in exchange for the payment an appropriate certificate or certificates for fully paid nonassessable Shares or undertake to deliver those certificates within a reasonable period of time.

          If approved in advance by the Committee, payment in full or in part also may be made (i) by delivering Shares already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option price; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Committee; (iii) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with part 220, Chapter II, Title 12 of the Code of Federal Regulations, a so-called " cashless" exercise); or (iv) by any combination of the foregoing.

     J.   Rights as a Stockholder

          No Participant to whom an Option has been granted shall have rights as a stockholder with respect to any Shares covered by such Option except as to such Shares as have been registered in the Company's share register in the name of such Participant upon the due exercise of the Option and tender of the full Option price.

     K.   Assignability and Transferability of Option

          Unless otherwise permitted by the Code and by Rule 16b-3 of the Exchange Act, if applicable, and approved in advance by the Committee, an Option granted to a Participant shall not be transferable by the Participant and shall be exercisable, during the Participant's lifetime, only by such Participant or, in the event of the Participant's incapacity, his guardian or legal representative. Except as otherwise permitted herein, such Option shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process and any attempted transfer, assignment, pledge, hypothecation or other disposition of any Option or of any rights granted thereunder contrary to the provisions of this Paragraph K, or the levy of any attachment or similar process upon an Option or such rights, shall be null and void.

     L.   Purchase for Investment

          If Shares to be issued upon the particular exercise of an Option shall not have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled. The person who exercises such Option shall warrant to the Company that, at the time of such exercise, such person is acquiring his or her Option Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and shall make such other representations, warranties, acknowledgements, and affirmations, if any, as the Committee may require. In such event, the person acquiring such Shares shall be bound by the provisions of the following legend (or similar legend) which shall be endorsed upon the certificate(s) evidencing his or her Option Shares issued pursuant to such exercise.

          "The shares represented by this certificate have been acquired for investment and they may not be sold or otherwise transferred by any person, including a pledgee, in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel satisfactory to the Company that an exemption from registration is then available."

          Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining any consent that the Company deems necessary under any applicable law (including without limitation state securities or "blue sky" laws.

VIII. Termination of Employment

      Except as may otherwise be (i) provided in Article VII, (ii) provided for under the Award Agreement, or (iii) permitted pursuant to Paragraphs A through C of this Article, if the employment of a Participant terminates, all unexpired, unpaid, unexercised, or deferred Awards shall be canceled immediately.

      A. Retirement under a Company or Affiliate Retirement Plan. When a Participant's employment terminates as a result of retirement as defined under a Company or Affiliate retirement plan, the Committee may permit Awards to continue in effect beyond the date of retirement in accordance with the applicable Award Agreement, and/or the exercisability and vesting of any Award may be accelerated.

      B. Resignation in the best interests of the Company or an Affiliate. When a Participant resigns from the Company or an Affiliate and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting, and payment of such Awards for such period as may be set forth in the applicable Award Agreement, subject to earlier cancellation pursuant to Article IX or at such time as the Committee shall deem the continuation of all or any part of the Participant's Awards are not in the Company's or its Affiliate's best interests.

      C.  Death or Disability of a Participant

               1. In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period up to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) the expiration date specified in Paragraph H of Article VII, within which to receive or exercise any outstanding Awards held by the Participant under such terms as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; (b) to a legal representative of the Participant; or
               (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be made at such times and in such manner as if the Participant were living.

          2. In the event a Participant is determined by the Company to be Disabled, and subject to the limitations of Paragraph G of
               Article VII, Awards may be paid to, or exercised by, the Participant, if legally competent, or by a legally designated guardian or other representative if the Participant is legally incompetent by virtue of such Disability.

          3. After the death or Disability of a Participant, the Committee may in its sole discretion at any time (i) terminate restrictions in Award Agreements; (ii) accelerate any or all installments and rights; and/or (iii) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant's estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards ultimately might have become payable to other beneficiaries.

IX.  Cancellation and Rescission of Awards

     Unless the Award Agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, unexercised, or deferred Awards at any time if the Participant is not in compliance with the applicable provisions of the Award Agreement, the Plan, or with the following conditions:

          A. A Participant shall not breach any protective agreement entered into between him or her and the Company or any Affiliates, or render services for any organization or engage directly or indirectly in any business which, in the judgment of the chief executive officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. For a Participant whose employment has terminated, the judgment of the chief executive officer shall be based on terms of the protective agreement, if applicable, or on the Participant's position and responsibilities while employed by the Company or its Affiliates, the Participant's post-employment responsibilities and position with the other organization or business, the extent of past, current, and potential competition or conflict between the Company and other organization or business, the effect of the Participant's assuming the post-employment position on the Company's or its Affiliate's customers, suppliers, investors, and competitors, and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant may, however, purchase as an investment or otherwise, stock or other securities of any organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than one percent (1%) equity interest in the organization or business.

          B. A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or its Affiliates, or use in other than the Company's or Affiliate's business, any confidential information or materials relating to the business of the Company or its Affiliates, acquired by the Participant either during or after employment with the Company or its Affiliates.

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

          C. A Participant shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment with the Company or an Affiliate, relating in any manner to the actual or anticipated business, research, or development work of the Company or its Affiliates, and shall do anything reasonably necessary to enable the Company or its Affiliates to secure a patent, trademark, copyright, or other protectable interest where appropriate in the United States and in foreign countries.

          Upon exercise, payment, or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan, including the provisions of Paragraphs A, B or C of this Article IX. Failure to comply with the provisions of Paragraphs A, B or C of this
          Article IX prior to, or during the one (1) year period after, any exercise, payment, or delivery pursuant to an Award shall cause such exercise, payment, or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two
          (2) years after such exercise, payment, or delivery. Within ten (10) days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery pursuant to the Award. Such payment shall be made either in cash or by returning to the Company the number of Shares of Common Stock that the Participant received in connection with the rescinded exercise, payment, or delivery.

X.   Withholding

     Except as otherwise provided by the Committee,

          A. The Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan; and

          B. In the case of payments of Awards, or upon any other taxable event hereunder, a Participant may elect, subject to the approval in advance by the Committee, to satisfy the withholding requirement, if any, in whole or in part, by having the Company withhold Shares of Common Stock that would otherwise be transferred to the Participant having a Fair Market Value, on the date the tax is to be determined, equal to the minimum marginal tax that could be imposed on the transaction. All elections shall be made in writing and signed by the Participant.

XI.  Savings Clause

     This Plan is intended to comply in all respects with applicable law and regulations, including, with respect to those Participants who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 of the Securities and Exchange Commission, if applicable. In case any one or more provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permitted by law, any provision that could be deemed null and void shall first be

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

      construed, interpreted, or revised retroactively to permit this Plan to be construed in compliance with all applicable law (including Rule 16b-3) so as to foster the intent of this Plan. Notwithstanding anything herein to the contrary, with respect to Participants who are officers and directors for purposes of Section 16 of the Exchange Act, if applicable, and if required to comply with rules promulgated thereunder, no grant of, or Option to purchase, Shares shall permit unrestricted ownership of Shares by the Participant for at least six (6) months from the date of grant or Option, unless the Board determines that the grant of, or Option to purchase, Shares otherwise satisfies the then current Rule 16b-3 requirements.

XII.  Adjustments upon Changes in Capitalization; Corporate Transactions

      In the event that the outstanding Shares of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, change in par value, stock split-up, combination of shares or dividends payable in capital stock, or the like, appropriate adjustments to prevent dilution or enlargement of the Awards granted to, or available for, Participants shall be made in the manner and kind of Shares for the purchase of which Awards may be granted under the Plan, and, in addition, appropriate adjustment shall be made in the number and kind of Shares and in the Option price per share subject to outstanding Options.

      Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, accelerate the timing of the exercise provisions of any Award in the event of a tender offer for the Company's Shares, the adoption of a plan of merger or consolidation under which a majority of the Shares of the Company would be eliminated, or a sale of all or any portion of the Company's assets or capital stock. Alternatively, the Company may, in its sole discretion, cancel any or all Awards upon any of the foregoing events and provide for the payment to Participants in cash of an amount equal to the value or appreciated value, whichever is applicable, of the Award, as determined in good faith by the Committee, at the close of business on the date of such event.

      Upon a business combination by the Company or any of its Affiliates with any corporation or other entity through the adoption of a plan of merger or consolidation or a share exchange or through the purchase of all or substantially all of the capital stock or assets of such other corporation or entity, the Board or the Committee may, in its sole discretion, grant Options pursuant hereto to all or any persons who, on the effective date of such transaction, hold outstanding options to purchase securities of such other corporation or entity and who, on and after the effective date of such transaction, will become employees or directors of, or consultants or advisors to, the Company or its Affiliates. The number of Shares subject to such substitute Options shall be determined in accordance with the terms of the transaction by which the business combination is effected. Notwithstanding the other provisions of this Plan, the other terms of such substitute Options shall be substantially the same as or economically equivalent to the terms of the options for which such Options are substituted, all as determined by the Board or by the Committee, as the case may be. Upon the grant of substitute Options pursuant hereto, the options to purchase securities of such other corporation or entity for which such Options are substituted shall be cancelled immediately.

XIII. Dissolution or Liquidation of the Company

      Upon the dissolution or liquidation of the Company other than in connection with a transaction to which Article XII is applicable, all Awards granted hereunder shall terminate and become null and void; provided, however, that if the rights of a Participant under the applicable Award have not otherwise terminated and expired, the Participant may, if the Committee, in its sole discretion, so permits, have the right immediately prior to such dissolution or liquidation to exercise any Award granted hereunder to the extent that the right thereunder has become exercisable as of the date immediately prior to such dissolution or liquidation.

XIV.   Termination of the Plan

       The Plan shall terminate (10) years from the date of its adoption by the Compensation and Organization Committee of the Board of Directors. The Plan may be terminated at an earlier date by the Board; provided however that any such earlier termination shall not affect any Award Agreements executed prior to the effective date of such termination. Notwithstanding anything in this Plan to the contrary, any Options granted prior to the effective date of the Plan's termination may be exercised until the date set forth in the Award Agreement and the provisions of the Plan with respect to the full and final authority of the Committee under the Plan shall continue to control.

XV.    Amendment of the Plan

       The Board may amend the Plan and such amendment shall become effective upon adoption by the Board.

XVI.   Employment Relationship

       Nothing herein contained shall be deemed to prevent the Company or an Affiliate from terminating the employment of a Participant, nor to prevent a Participant from terminating the Participant's employment with the Company or an Affiliate.

XVII.  Indemnification of Committee

       In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken by them as directors or members of the Committee and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the director or Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties. To receive such indemnification, a director or Committee member must first offer in writing to the Company the opportunity, at its own expense, to defend any such action, suit or proceeding.

XVIII. Unfunded Plan

       The Plan shall be unfunded. The Company shall not be required to segregate any assets that may at any time be represented by Common Stock, or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board, or the Committee be deemed to be a trustee of any Common Stock, or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock, or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the

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

     Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

XIX. Effective Date

     This Plan shall become effective upon adoption by the Compensation and Organization Committee of the Board of Directors.

XX.  Governing Law

     This Plan shall be governed by the laws of the State of Illinois without giving effect to that states's principles of conflicts of law. Each party hereby irrevocably consents to exclusive jurisdiction and venue in state or federal courts located in Cook County, Illinois construed in accordance therewith.

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